Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2012

Company to Hold Conference Call on May 11, 2012

ANN ARBOR, MICHIGAN, May 10, 2012 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the first quarter ended March 31, 2012.

First Quarter

Excluding currency effects, global sales increased by $10 million in the first quarter of 2012 compared to the same period in 2011. Consolidated net sales were $364 million in the first quarter of 2012 compared to $366 million in the first quarter of 2011. The $2 million period-over-period decrease in sales was partially the result of $12 million of unfavorable currency translation, due to weaker Polish Zloty and Brazilian Real exchange rates. The Company also had an additional $11 million of sales in the first quarter of 2011 as a result of high initial orders from new business wins which was not repeated in the first quarter of 2012.

Global sales of Filtration products were $205 million, an increase of $9 million in the first quarter of 2012 over the first quarter of 2011. The improved sales of Filtration products was due to a $4 million improvement in the U.S. and Canada and a $10 million improvement at the Company’s Polish, Venezuelan, Russian and Mexican operations. The $10 million increase in sales outside of the U.S. and Canada was offset by $5 million of unfavorable currency translation due to the weakened Polish Zloty.

Commercial Distribution South America product sales were $107 million in the first quarter of 2012 compared with $110 million in the same period in 2011. The $3 million period-over-period reduction in sales was impacted by $7 million of unfavorable currency translation due to a weaker Brazilian Real.

Chassis product sales were $48 million in the first quarter of 2012 compared with $59 million in the first quarter of 2011. The $11 million decrease in the quarter was mainly attributable to a one time sales increase in 2011 as a result of a new business win in the premium Chassis line. The new business in 2011 led to a significant increase in initial stocking orders. Sales levels for the first quarter of 2012 represent a more normal run rate for new business.

Gross profit for the first quarter of 2012 was $77 million, or 21% of sales, compared with $83 million, or 23% of sales, in the first quarter of 2011. The decreased gross profit, and associated margin, was a result of lower gross margin in the Company’s Chassis products, unfavorable currency impacts, and higher material costs and returns in certain product lines. The lower gross margin in Chassis products was largely associated with a change over of product related to a new business win in 2010 and 2011. During 2011 the Company increased Chassis inventory to accommodate the increase in demand resulting from the new business. As a result of the inventory build, absorption rates were higher in the first quarter of 2011, leading to a higher gross margin, compared with the same period in 2012.

Selling, general and administrative expenses were $46 million in the first quarter of 2012, a decrease of $4 million compared with the same period in 2011. The decrease was predominantly attributable to lower advertising, legal and professional expenses, along with lower spending on information technology.

Affinia’s net income from continuing operations in the first quarter of 2012 was $11 million, a $1 million decrease as compared to the same period in 2011. The decrease in net income from continuing operations resulted largely from lower gross profit, offset by lower selling, general and administrative expenses. Income tax provision for the period was $1 million higher than the prior year and was offset by a decrease in interest expense and an increase in equity in income, net of tax.

(Dollars in millions)	Consolidated Three Months Ended March 31, 2011	Consolidated Three Months Ended March 31, 2012	Dollar Change	Percent Change
Net Sales	$366	$364	$(2)	-1%
Cost of sales	(283)	(287)	(4)	1%

Gross profit	83	77	(6)	-7%
Gross margin	23%	21%
Selling, general and administrative expenses (1)	(50)	(46)	4	-8%
Selling, general and administrative expenses as a percent of sales	14%	13%

Operating profit (loss)
On and Off-highway segment	43	35	(8)	-19%
South America other segment	(1)	—	1	100%
Corporate, eliminations and other	(9)	(4)	5	56%

Operating profit	33	31	(2)	-6%
Operating margin	9%	9%
Interest expense	(17)	(16)	1	-6%

Income from continuing operations, before income tax provision, equity in income and noncontrolling interest	16	15	(1)	-6%
Income tax provision	(4)	(5)	(1)	25%
Equity in income, net of tax	—	1	1	NM

Net income from continuing operations	12	11	(1)	-8%
Loss from discontinued operations, net of tax(2)	(9)	(5)	4	44%

Net income	3	6	3	100%
Less: net income attributable to noncontrolling interest, net of tax	1	—	1	100%

Net income attributable to the Company	$2	$6	$4	200%

(1)	We recorded $1 million of restructuring costs in selling, general and administrative expenses in the first quarter of 2012.
(2)	We recorded in our discontinued operations $2 million and $4 million of restructuring costs for the first quarter of 2011 and 2012, respectively
NM	(Not Meaningful)

Total debt outstanding at continuing operations as of March 31, 2012 was $648 million, compared with $698 million at year end December 31, 2011. As of March 31, 2012, the Company had $49 million of cash and cash equivalents.

Cash provided from operations was $57 million in the first quarter of 2012, compared to a use of cash of $31 million in the same period in 2011. The $88 million improvement in period-over-period cash flow resulted from an $8 million reduction of inventory in the first quarter of 2012, compared to a $34 million increase in inventory in the same period in 2011. Accounts receivable increased by $8 million in the first quarter of 2012 as compared to a $27 million increase in the same period in 2011. Changes in other current operating liabilities, including accounts payable, resulted in a $13 million improvement in cash flow and other changes in operating activities resulted in a $11 million improvement in cash flow for the quarter, as compared to the same period in 2011.

No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at March 31, 2012.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, May 11, 2012 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial (866) 200-6965 within the United States and Canada or (646) 216-7221 for international callers and enter participant code 43009859 followed by the # key. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.5 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may include comments concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this news release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a more detailed discussion of these risks and uncertainties, see Part I, “Item 1A. Risk Factors” in our Annual Report on form 10-K for the year ended December 31, 2011. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy prices; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; our ability to successfully complete divestitures without significant business disruptions, including potential sale of the Brake North America and Asia operations; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements. Our forward-looking statements are only as of the date of this news release or as of the date they are made and we undertake no obligation to update forward-looking statements.

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